Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Al Petrie Investor Relations Coordinator apetrie@wtoffshore.com 713-297-8024	Janet Yang EVP & CFO investorrelations@wtoffshore.com 713-624-7326

W&T Offshore Announces Enhancement to Capital Structure

HOUSTON, May 20, 2021 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today announced that it has enhanced its capital structure by entering into a transaction with its wholly-owned special purpose vehicles (the “SPVs”) and Munich Re Reserve Risk Financing, Inc. ("MRRF"). In this transaction, the Company transferred 100% of its Mobile Bay Area producing assets (the “Mobile Bay Assets”) and related gas treatment facilities to the SPVs in return for the net cash proceeds from a $215 million first-lien non-recourse term loan to the SPVs provided by MRRF. Through its 100% ownership in the SPVs, W&T retains the upside value in the Mobile Bay Assets.

A portion of the proceeds to the Company from the transaction were used to repay the $48 million outstanding balance on its reserve-based lending facility (“RBL”) and to enter into commodity hedging contracts related to the anticipated future production of the Mobile Bay Assets. The majority of the proceeds to W&T are expected to be used for general corporate purposes, including oil and gas acquisitions, development activities, and other opportunities to grow W&T’s broader asset base. The Company anticipates an adjustment to its borrowing base under its RBL as a result of the transfer of the Mobile Bay Assets to the SPVs. The combination of the cash provided by this transaction along with the amended RBL is expected to provide the Company significant liquidity.

Key terms of the transaction include:

●	A $215 million first-lien secured term loan that is non-recourse to W&T and is amortized over seven years at a fixed interest rate of 7%;
●	W&T continuing to operate the assets under a Master Services Agreement (“MSA”) which provides flexibility to continue its drilling and completions program in the area; and
●	Excess cash flows from the Mobile Bay Assets, after debt-service and administrative costs, and subject to meeting certain conditions, being distributed to W&T.

W&T Offshore, Inc. • 5718 Westheimer Road, Suite 700 • Houston, Texas 770057-5745 • 713-626-8525 • www.wtoffshore.com

Additional benefits of the transaction include:

●	Provides long-term capital without maintenance covenants or borrowing base redetermination requirements and with no covenants at the parent level;
●

More efficiently utilizes existing collateral value to generate larger front-end cash proceeds to better capitalize the Company, as this term loan offers a greater loan-to-value amount than W&T’s RBL, at a reasonable cost;

●	Retains upside associated with Mobile Bay Assets;
●	Facilitates a financing transaction in a non-recourse SPV structure; and
●	Significantly increases the Company’s cash position and pays down the RBL completely.

Tracy W. Krohn, W&T's Chairman and Chief Executive Officer, commented, “We believe this transaction meaningfully improves our financial flexibility moving forward by more efficiently utilizing the collateral value of our Mobile Bay Area assets, allowing us to pay off our existing RBL balance, and adding cash to the balance sheet. This transaction does not impact us operationally or affect our ability to generate significant free cash flow. We still retain the upside with our Mobile Bay Area assets and this transaction allows us to take advantage of the long-lived nature of these assets. Importantly, it provides us the dry powder we need to continue to accretively grow W&T through attractive producing property acquisitions. We believe that market conditions in the Gulf remain very favorable for accretive acquisitions. With our further improved balance sheet, increased cash position and strong projected cash flow generation, we have positioned W&T to actively pursue opportunities and continue to deliver on our strategic vision.”

Vikram Nath, Managing Director, Munich Re Reserve Risk Financing, commented, “We are glad to provide this financing for W&T’s Mobile Bay Assets. These are low decline, conventional producing assets with considerable free cash flows and hence are particularly suitable to our amortizing term loan structure. Moreover, our organization is fully committed to energy transition and the Mobile Bay Assets are heavily natural gas weighted, which we view as critical for energy transition."

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 42 producing fields in federal and state waters and has under lease approximately 709,000 gross acres, including approximately 500,000 gross acres on the Gulf of Mexico Shelf and approximately 209,000 gross acres in the Gulf of Mexico deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

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